FOR IMMEDIATE RELEASE

Techwave and 24/7 Media Enter Agreement
to Collaboratively Develop and
Promote Online Marketing and E-Commerce Services

24/7 Media to Acquire a Significant Equity Stake in TechWave Inc.


SEATTLE, WA, April 13, 1999 - TechWave Inc., a leading electronic commerce company, today announced that it has entered an exclusive co-marketing agreement with 24/7 Media, Inc.
(NASDAQ: TFSM), one of the largest Internet media companies.

Under this agreement, 24/7 Media will promote TechWave's full-service e-Commerce enabling services to its more than 2,600 24/7 Network and ContentZone affiliates, and TechWave will promote 24/7 Media's advertising sales representation and email management services to its more than 20,000 ShopNow shopping network affiliates. The companies will also make a mutual investment in each other, with 24/7 Media acquiring a 19.8 percent equity stake in TechWave in exchange for a combination of 24/7 Media common stock and cash.

The companies will develop a co-branded suite of advertising, direct marketing, and e-Commerce technologies and services. These services will be promoted to the companies' combined client base of more than 20,000 Web site affiliates, with both companies sharing in the revenues resulting from the co-marketing agreement. This agreement benefits both companies' Web site clients through favorable incentives to take advantage of the new co-branded suite of services. For example, TechWave's ShopNow network will receive incentive to join 24/7 Media's advertising network while 24/7's advertising network affiliates will receive favorable incentives to establish online store-fronts and join the ShopNow (www.shopnow.com) Internet shopping network. In addition, to further promote ShopNow, TechWave has committed to a significant advertising schedule over the next three years to run on The 24/7 Network, which reaches more than half of all U.S. online users.

One of the new services the companies plan to roll-out this year is an advertising/e-Commerce program that enables the consumer to transact within online advertising or "banners," thereby making banner advertisements the actual point-of-sale. In-banner transactions will eliminate a current barrier to purchase-- interruption of the consumer's online activity. An Internet user will be able to shop or purchase goods while they chat, follow the stock market, or play games without having to leave the engaging site. This is a benefit to consumers as well as to Web site publishers who view traditional banners in conflict with their own objective of keeping the user engaged at the Web publisher's site.

"Our exclusive, strategic relationship with 24/7 Media will provide thousands of e-Commerce Web sites access to extensive Internet media and services," said Dwayne Walker, president and chief executive officer of TechWave. "The




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combination of 24/7 Media's reach and targeting with TechWave's direct marketing services and technology will create a highly effective alliance and will immediately yield incredible benefits for millions of Internet buyers and sellers."

"Techwave's technology, driect marketing services and shopping platform provide commplete commerce solutions and online retailing capabilities that perfectly complement out Internet media services," said David J. Moore, CEO of 24/7 Media. "This partnership will give our affiliates access to the premier e-Commerce enabling technologies and services."

Jupiter Communications forecasts that e-Commerce will generate $43.2 billion in revenues in 2002. Further, they estimate that only 20% of that revenue will be generated by portal sites, thus indicating that e-Commerce sites will have to pursue promotion and distribution strategies through alternatives such as ShopNow.com and The 24/7 Network.

About 24/7 Media:
Reaching more than half of all online users in the U.S., 24/7 Media, Inc. is one of the largest Internet media companies. Through its global online advertising and direct marketing networks, 24/7 Media provides a full-suite of online media sales services to advertisers and Web publishers. Through its flagship networks, 24/7 Media represents more than 1.3 billion ad impressions per month on more than 250 high-profile sites covering 20 countries. 24/7 Media also owns and operates 24/7 Profilz(TM), the first online co-op database of Web user profiles used to deliver targeted online banner and email campaigns. Based in New York, 24/7 Media, Inc. is a publicly traded company (NASDAQ: TFSM) with offices in 26 cities and 14 countries. For more information please visit www.247media.com, www.247europe.com or www.247asia.com.

About TechWave:
Established in 1994, TechWave Inc. (www.techwave.com) is a leading electronic commerce and direct marketing company dedicated to making e-Commerce a reality for all businesses. Through its full suite of e-Commerce solutions, TechWave helps customers and merchants safely and easily buy and sell merchandise online. With offices in Seattle Washington and Sausalito California, TechWave provides electronic commerce technology services to thousands of companies.


TechWave Press Contact:
Howard Barokas, Barokas Public Relations, 206.264.8220, howard@barokas.com Hannah Coan, TechWave, (206) 389-6464, hannahc@techwave.com

24/7 Media Press Contact:
Leslie Howard, Corporate Communications, 212.231.7104, lhoward@247media.com